SCHEDULE A

WELLS FARGO FUNDS MANAGEMENT

INVESTMENT MANAGEMENT AGREEMENT

WELLS FARGO FUNDS TRUST

Wells Fargo Funds Trust	Fee as % of Avg. Daily Net Asset Value
Alternative Risk Premia Fund	First 500M Next 500M Next 2B Next 2B Next 5B Over 10B	0.60 0.575 0.55 0.525 0.49 0.48
Emerging Markets Bond Fund	0.00*
Factor Enhanced Emerging Markets Fund	0.00*
Factor Enhanced International Fund	0.00*
Factor Enhanced Large Cap Fund	0.00*
Factor Enhanced Small Cap Fund	0.00*
High Yield Corporate Bond Fund	0.00*
International Government Bond Fund	0.00*
Global Investment Grade Credit Fund[1]	First 500M Next 500M Next 2B Next 2B Next 5B Over 10B	0.40 0.375 0.35 0.325 0.29 0.28
Low Volatility U.S. Equity Fund	First 1B Next 4B Next 5B Over 10B	0.40 0.375 0.34 0.33
Special International Small Cap Fund[2]	First 500M Next 500M Next 1B Next 2B Next 1B Next 5B Over 10B	0.95 0.925 0.90 0.875 0.85 0.84 0.83
U.S. Core Bond Fund	0.00*

Schedule A Amended:  February 21, 2019

1.  On November 9, 2018 the Board of Trustees of Wells Fargo Funds Trust approved the establishment of the Global Investment Grade Credit Fund, effective on or about March 1, 2019.

2.   On February 21, 2019 the Board of Trustees of Wells Fargo Funds Trust approved the establishment of the Special International Small Cap Fund, effective on or about June 3, 2019.

The foregoing fee schedule is agreed to as of February 21, 2019 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS TRUST

By:

     Alexander Kymn

     Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:
Paul Haast

     Senior Vice President